Exhibit 10.01

January 15, 2014

Thomas Seifert

Dear Thomas,

We are delighted to offer you the position of Executive Vice President & Chief Financial Officer at Symantec Corporation, Mountain View, California reporting to the CEO. You are joining a talented and passionate team driven to protect the world’s information and the people who use it. We do work that matters and we are confident you will find rewarding opportunities with us.

Start Date

We would like you to start on Monday, March 3, 2014. When you and Steve Bennett finalize your first day of employment, please contact me.

Salary

Your starting annual base salary will be $720,000.00.

Symantec Executive Annual Incentive Plan

Based on your position, you will participate in the Symantec Executive Annual Incentive Plan, an incentive program that rewards achievement of Symantec Corporation’s financial objectives as well as your individual performance. At 100% of company and individual performance, you will be eligible to receive an additional 100% of your annual base salary. Your participation in the Symantec Executive Annual Incentive Plan starts effective Symantec’s fiscal 2015 on March 29, 2014 (prorated based on your hire date if your employment begins after the beginning of fiscal 2015). To receive the bonus, you must satisfy the requirements of the Symantec Executive Annual Incentive Plan. Details of the Plan will be available to you once you begin your employment.

Sign-On Bonus

In addition to your salary, you will receive a sign-on bonus in the amount of $1,800,000.00 (less applicable withholdings). This sign-on bonus will be paid in a single lump sum promptly after you start work (but in no event later than 15 days after you start work), and will be subject to a repayment obligation. In the event you voluntarily leave the company or are terminated for Cause prior to three years from the date of the start of your employment with Symantec, you agree that you will repay the full amount of this cash sign-on bonus. As used in the letter, “Cause” means (i) gross negligence or willful misconduct by you in the performance of duties to the company (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the company, after a demand for substantial performance is delivered by the company which specifically identifies the manner in which it believes that you have not substantially performed your duties and provides you with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) your commission of any act of

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: +1 650-527-8000

fraud with respect to the company or its affiliates; or (iii) your conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the company. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that such action or omission was the best interest of the company.

Equity Grants

The Compensation Committee of the Board of Directors of the company has determined a long-term incentives target valued in total at $3,560,000.00 for your position. Of that total value, we anticipate $2,136,000 will be granted in the form of Performance-based Restricted Stock Units under the terms of the plan to be approved for all executives for fiscal 2015 and we anticipate $1,424,000 will be granted in the form of time-vested Restricted Stock Units with 4-year vesting. We expect both of these grants will be made to you in 2014 at the beginning of our fiscal 2015 at the time of our annual executive grant under the terms of the company’s existing plans.

Relocation Assistance

Symantec will provide you with relocation assistance. Review the attached Relocation Agreement and sign to confirm your acceptance. Please return it with this offer letter. If you have questions, please contact me.

Benefits

You are eligible to participate in a wide variety of generous employee benefit plans, including Symantec’s Stock Purchase Plan, matching 401(k) savings and investment plan, and health insurance, among many others. For information on your Symantec U.S. Benefits, please visit our www.symantecbenefits.com website. Choosing the right combination of benefits is an important personal decision. Use this site to learn your options and discuss your current and future needs with your family. After your start date, you can enroll in the benefits that best fit your life.

Proprietary Information

The attached Symantec Confidentiality and Intellectual Property Agreement must be signed and returned with your offer letter. It requires that you represent and warrant to us that: 1) you are not subject to any terms or conditions that restrict or may restrict your ability to carry out your duties for Symantec; 2) you will not bring with you any confidential or proprietary material of any former employer; and 3) you will hold in confidence any proprietary information received as an employee of Symantec and will assign to us any inventions that you make while employed by Symantec.

Company Policies

As a Symantec employee, you agree to comply with all applicable Company policies, including but not limited to, our Code of Conduct.

Employment Status

This letter does not constitute a contract of employment for any specific period of time but creates an “employment at will” relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time. Similarly, Symantec is free to terminate your employment at any time for any reason with or without cause. Any statements or representation to the contrary, or contradicting any provisions of this letter, are superseded by this offer. Participation in any of Symantec’s stock or benefit programs is not assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by the Company CEO.

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: +1 650-527-8000

Federal law requires that Symantec document an employee’s authorization to work in the United States. To comply, Symantec must have a completed Form I-9 for you on your first working day. You agree to provide Symantec with documentation required by the Form I-9 to confirm you are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, contact your recruiter.

Please review this offer and confirm your acceptance by the end of business on January 16, 2014 by signing in the space indicated below, and either emailing (scanning) to USOnboarding@symantec.com or faxing to (650) 429-5252.

This offer is contingent upon successful completion of your background check. Should you have any questions on this offer, do not hesitate to call me at 650-527-5160.

Tom, we are very pleased to have you come to work at Symantec. We will continue to be the leading force in protecting the world’s information and people—and we look forward to you joining us to make a difference in the world.

Sincerely,

Bettina Koblick

SVP, Chief Human Resources Officer

I accept the offer of employment stated in this letter,

/S/ THOMAS J. SEIFERT	01/18/14
Signature	Date

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: +1 650-527-8000